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As filed with the Securities and Exchange Commission on August 7, 2002.

Registration No. 333- 42486

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CYANOTECH CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	91-1206026
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

73-4460 Queen Kaahumanu Highway, Suite 102, Kailua-Kona, Hawaii 96740 (808) 326-1353
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

RONALD P. SCOTT
Executive Vice President & Chief Financial Officer
Cyanotech Corporation
73-4460 Queen Kaahumanu Highway, Suite 102, Kailua-Kona, Hawaii 96740 (808) 326-1353
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

TAMARA L. THOMPSON, ESQ.
229 Brannan Street, Suite 18-G
San Francisco, CA 94107
(415) 495-5224

        Approximate date of commencement of proposed sale to public:    From time to time after the effective date of this Registration Statement, as determined by the selling stockholders.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering.    ☒ 333-42486

        If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

(Calculation of Registration Fee on following page)

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Additional Amount of Shares to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)

Common Stock	776,067	$.62	$481,162	$44.27

(1)
A total of 916,667 shares of Common Stock were previously registered as part of this offering pursuant to Amendment No. 1 to this Registration Statement. The additional shares being registered under this Post-Effective Amendment No. 2 to this Registration Statement are to cover an additional 404,667 shares of Common Stock that are issuable upon conversion of the $1,238,000 principal amount of 10% Convertible Subordinated Debentures due October 31, 2002, and an additional 371,400 shares of Common Stock that are issuable on exercise of Warrants issued to the Debenture Holders. In addition to the shares set forth in the table, the amount to be registered includes pursuant to Rule 416 an indeterminate number of shares issuable upon conversion of the Debentures and upon the exercise of Warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) on the basis of the average of the high and low prices of the Common Stock as quoted on the NASDAQ National Market on August 5, 2002.

PROSPECTUS

CYANOTECH CORPORATION
1,692,734 SHARES OF COMMON STOCK

        This prospectus is being used in connection with offerings from time to time by some of our stockholders. You should read this prospectus and any documents incorporated by reference into it, and any prospectus supplements issued by us carefully before you make an investment decision about our Common Stock.

        The selling stockholders listed in this Prospectus have been given the right to acquire the shares of our Common Stock covered by the Registration Statement, which this Prospectus is part of. The shares are as follows:

  •
  1,238,000 shares of Common Stock issuable on conversion of 10% Convertible Subordinated Debentures due October 31, 2002

  •
  371,400 shares of Common Stock issuable on exercise of Warrants to holders of the Debentures

  •
  83,334 shares of Common Stock issuable on exercise of outstanding Warrants to the Placement Agent.

        All of the Common Stock sold under this prospectus will be sold for the account of stockholders. We will receive no proceeds from the sale.

        Our Common Stock is quoted on the NASDAQ National Market under the symbol "CYAN." The last reported sale price of the Common Stock on the NASDAQ National Market on August 5, 2002 was $.59 per share.

        INVESTING IN OR TRADING IN OUR COMMON STOCK INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2 BEFORE MAKING AN INVESTMENT DECISION ABOUT OUR COMMON STOCK.

        The selling stockholders from time to time may offer and sell the shares they hold on the NASDAQ National Market through broker-dealers, or directly to one or more purchasers, at market prices prevailing at the time of sale or at prices otherwise negotiated. The selling stockholders reserve the sole right to accept or reject, in whole or in part, any proposed purchase of the shares made directly or through agents. More information on the selling stockholders and how they may sell their shares is provided in the Section entitled "Plan of Distribution."

        Each selling stockholder may be deemed to be an underwriter under the Securities Act of 1933, as amended.

        The mailing address of our principal executive office is 73-4460 Queen Kaahumanu Highway, Suite 102, Kailua-Kona, Hawaii 96740, and the telephone number is (808) 326-1353. We are a Nevada corporation. We may refer to ourselves in this prospectus as Cyanotech or the Company, or we may use the terms we, us or our.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 5, 2002.

        WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT US THAT IS DIFFERENT FROM, OR IN ADDITION TO, THAT CONTAINED IN THIS PROSPECTUS. THEREFORE, IF ANYONE DOES GIVE YOU INFORMATION OF THIS SORT, YOU SHOULD NOT RELY ON IT. IF YOU ARE IN A STATE WHERE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED BY THIS PROSPECTUS IS UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE KINDS OF OFFERS, THE OFFER PRESENTED IN THIS PROSPECTUS DOES NOT EXTEND TO YOU. THIS PROSPECTUS SPEAKS ONLY AS OF THE DATE OF THIS PROSPECTUS UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS	1
THE COMPANY	1
RISK FACTORS	2
USE OF PROCEEDS	7
SELLING STOCKHOLDERS	7
PLAN OF DISTRIBUTION	12
LEGAL MATTERS	13
EXPERTS	13
WHERE YOU CAN FIND MORE INFORMATION	13
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	14
INDEMNIFICATION	14

i

FORWARD-LOOKING STATEMENTS

        Some statements under "Summary," "Risk Factors," and elsewhere in this prospectus and in documents referred to are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, expressed or implied by such forward-looking statements. We caution you that such forward-looking statements are not guarantees of future performance. Our actual results could differ materially from those anticipated by such forward-looking statements due to a number of factors, some of which are beyond our control. All such forward-looking statements are current only as of the date on which such statements were made. We do not assume any obligation to update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events. We particularly urge readers to consider the factors described under the heading Risk Factors. Those risks and the other economic, competitive and other factors noted elsewhere in this prospectus and in our recent filings with the Securities and Exchange Commission, including our Form 10-K, constitute cautionary statements that identify risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements.

THE COMPANY

        Cyanotech Corporation is a worldwide leader in the development and commercialization of high value natural products derived from microalgae. Microalgae are a diverse group of over 30,000 species of microscopic plants which have a wide range of physiological and biochemical characteristics and naturally contain high levels of proteins, amino acids, vitamins, pigments and enzymes. Since 1983, we have designed, developed and implemented proprietary production and harvesting technologies, systems and processes which eliminate many of the stability and contamination problems frequently encountered in the production of microalgae. We believe that our technology, systems, processes and favorable growing location permit year-round harvesting of our microalgae products in a cost-effective manner. We currently produce natural products from microalgae for the nutritional supplement, aquaculture feed, animal nutrition, and immunological diagnostics markets.

        Since 1985, Cyanotech has been producing microalgae-based "Spirulina" products for the vitamin and supplement market. Spirulina Pacifica®, which is our principal source of revenue, is a unique strain of Spirulina microalgae developed by us which provides a vegetable-based, highly absorbable source of natural beta-carotene, mixed carotenoids, B vitamins, gamma linoleic acid ("GLA"), protein, essential amino acids and other phytonutrients. We currently market our Spirulina products in more than eighteen countries through a combination of retail, wholesale, and private label channels.

        In early 1997, we introduced NatuRose® to the worldwide aquaculture industry. NatuRose is the brand name of our natural astaxanthin (pronounced "asta-zan-thin") product for the animal nutrition market which we produce from the microalga, Haematococcus pluvialis ("Haematococcus"). Astaxanthin is a red pigment used in aquaculture to impart a pink to red color to pen-raised fish and shrimp. The worldwide astaxanthin market for animal pigmentation is estimated at more than $200 million in annual sales. NatuRose competes in this marketplace with astaxanthin synthesized from petrochemicals and derived from other sources.

        In March of 1999, we announced the development of BioAstin®, our natural astaxanthin product for the human nutrition market. A growing body of scientific literature is demonstrating that the beneficial antioxidant properties of natural astaxanthin surpass many of the antioxidant properties of vitamin C, vitamin E, beta-carotene and other carotenoids. In August 1999, the United States Food and Drug Administration ("FDA"), completed its review of our application to sell BioAstin without objection, allowing us to offer our new product for sale and use as a human nutritional supplement in the United States. The total market that human astaxanthin products potentially could address is estimated to exceed $5 billion annually.

        Cyanotech Corporation was incorporated in Nevada in 1983. Our principal executive offices are located at 73-4460 Queen Kaahumanu Highway, Suite 102, Kailua-Kona, Hawaii 96740, and our telephone number is (808) 326-1353. Unless otherwise indicated, all references in this report to the "Company," "we," "us," "our," and "Cyanotech" refer to Cyanotech Corporation, a Nevada corporation, and its wholly owned subsidiaries, Nutrex Hawaii, Inc. ("Nutrex Hawaii"), a Hawaii corporation and Cyanotech Japan YK ("Cyanotech Japan"), a Japan corporation.

RISK FACTORS

        Please note that we do business in an environment that cannot be predicted and that involves significant risks, many of which are beyond our control. While we have attempted to set these out below, there may be risks and uncertainties that are unknown to us or that we now believe to be unimportant that we have not set out below. If these materialize, our business, financial condition and operating results could suffer significantly and be materially and adversely affected. This would in turn have the effect of hurting our overall prospects and value of our Common Stock. In addition to the other information contained in this Prospectus, you should carefully consider the risks described below before making an investment decision about our Common Stock. These are, however, not the only risks we face. Some risks are not yet known to us and there are others we do not currently believe are material but could later turn out to be so. All of these could hurt our business. The trading price of our common stock could decline because of general market conditions or because any or all of these risks come to pass.

WE REQUIRE ADDITIONAL CAPITAL AND OUR ABILITY TO OBTAIN ADDITIONAL CAPITAL IS CURRENTLY RESTRICTED; WE MAY NOT CONTINUE AS A GOING CONCERN.

        We reached an agreement with the holders of our 6% convertible subordinated debentures (the "Debentures") to extend the original maturity date by six months from April 30, 2002 to October 31, 2002. Based on the terms of the Debentures and the agreement, if we are unable to force conversion of the Debentures prior to their maturity on October 31, 2002, we will be required to repay the holders of the Debentures the principal amount. Although we are currently seeking arrangements for additional debt and/or equity financing from outside investors, we many not be able to obtain the additional financing on terms suitable to us, if at all, or in amounts sufficient to pay our debts as they become due. Accordingly, this situation causes substantial doubt as to the ability of the Company to continue as a going concern. If we are unable to obtain the financing we are seeking, we may not be able to continue as a going concern and our business may cease operations. Our continuation as a going concern is dependent in large part on our ability to generate sufficient cash flow to meet our obligations on a timely basis, to comply with the terms of our financing agreements, and to obtain additional financing or refinancing. We cannot assure you that our efforts to do these things will be successful or that we will return to generating profit on either a quarterly or annual basis.

        Our existing secured term loan facility has a limit of $3,500,000, of which $500,000 is being held by the lender in a maintenance reserve account. Our capital expenditures are limited each year to $500,000. Covenants in this term loan require us to maintain certain levels of eligible receivables and inventory and also require us to maintain financial covenants for tangible balance sheet equity, debt to net worth ratio, current ratio and debt service coverage, and restrict us from incurring additional secured indebtedness from third parties. We failed to meet the debt service coverage ratio covenant requirement for the year ended March 31, 2002 and the lender issued us a waiver of the covenant violation and deferred the calculation of such ratio until the year ending March 31, 2003. Substantially all of our assets are pledged as collateral for repayment of the term loan. Our collateral pledge may make it more difficult for us to obtain additional financing on advantageous terms, if at all.

WE HAVE A HISTORY OF LOSSES FROM OPERATIONS AND FLUCTUATIONS IN OPERATING RESULTS.

        We have reported losses from operations in each of the past three fiscal years and we anticipate that we will continue to do so for the foreseeable future. We had an accumulated deficit of $11,459,000 at March 31, 2002. A significant portion of our expenses are fixed and if we continue to incur losses from our operations, we may not be able to support our operations and the market price for our Common Stock and our ability to service our existing financing obligations, obtain new financing and run our business could be materially and adversely affected. In addition, our operating results have fluctuated on a quarterly and an annual basis and we anticipate that they will continue to do so in future periods.

POTENTIAL NASDAQ DELISTING; PENNY STOCK RULES MAY APPLY TO BROKERS TRADING IN OUR STOCK—WHICH MAY MAKE PEOPLE LESS WILLING TO TRADE IN OUR STOCK.

        The low bid price for our Common Stock in fiscal 2002 for each of the quarters ended June 30, September 30, December 31 and March 31 was $.87, $.48, $.55 and $.96, respectively, and the last traded price on August 5, 2002 was $0.59. On June 17, 2002 we received a delisting warning letter from the NASDAQ National Market for failure to comply with the $1.00 minimum bid price. We have until September 16, 2002 to regain compliance. If the bid price of our Common Stock closes at $1.00 per share or more for a minimum of 10 consecutive trading days prior to September 16, 2002, we will regain compliance. If we are unable to regain compliance prior to September 16, 2002, we intend to apply for listing on the NASDAQ SmallCap Market, which provides a 180-calendar day SmallCap Market grace period, until December 16, 2002, to regain compliance. We would also then be eligible for an additional 180-calendar day grace period, or until June 16, 2003 to demonstrate compliance provided that we meet additional NASDAQ listing criteria for the SmallCap Market, which we currently do, though there can be no assurance that we will do so in the future. Furthermore, we may be eligible to transfer back to the NASDAQ National Market, if by June 12, 2003 our bid price maintains the $1.00 per share requirement for 30 consecutive trading days and we have maintained our compliance with all other continued listing requirements. If we are delisted from the NASDAQ National Market, based on current laws, brokers engaged in transactions in our Common Stock would be required to provide customers with a risk disclosure document and the amount of the compensation of the broker/dealer in the transaction and monthly account statements showing the market values of the amount of the stock held in the customer's accounts. If brokers become subject to these "penny stock" rules, they will likely be less willing to engage in transactions involving our stock, thereby making it more difficult for investors to trade in and sell our Common Stock. This could also adversely affect the liquidity of our Common Stock and our ability to raise money through the public markets.

WE RELY PRINCIPALLY ON A SINGLE PRODUCT FOR OUR SALES.

        Spirulina Pacifica, our principal product, accounted for 74% and 77% of net sales for the years ended March 31, 2002 and 2001. We anticipate that sales of our Spirulina products will continue to constitute a substantial portion of net sales during fiscal 2003. Any material decrease in the overall level of sales of, or the prices for, our Spirulina products, whether as a result of competition, change in consumer demand, increased worldwide supply of Spirulina or any other factors, would have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that sales of our natural astaxanthin products (NatuRose and BioAstin) will ever reach the current sales levels of our Spirulina products. Our inability to successfully commercialize these additional products could have a material adverse effect on our efforts to diversify our product offerings and revenues and ultimately on our business, financial condition and results of operations.

WE DEPEND ON A SINGLE CUSTOMER FOR OVER 10% OF OUR SALES.

        Approximately 13% of our net sales for fiscal 2002 were to a single customer, Spirulina International B.V., a Spirulina marketing and distribution company based in Europe. Sales to this customer were 19% and 23% of net sales for the fiscal year 2001 and 2000, respectively. Loss of this business could have a material adverse effect on our business's financial condition and results of operations.

OUR SUCCESS IS DEPENDENT ON THE CONTINUED SERVICE OF OUR KEY PERSONNEL.

        We are and will continue to be dependent upon the efforts and abilities of a number of current key personnel and senior management. None of these people have an employment agreement with us and no key man insurance has been taken out on any of our officers. If we are unable to attract and retain these people and our other associates this could have a material adverse effect on our business, financial condition and results of operations.

WE FACE STRONG COMPETITION IN OUR MARKETS.

        Our Spirulina products compete with a variety of vitamins, dietary supplements, other algal products and similar nutritional products available to consumers. The nutritional products market is highly competitive. It includes international, national, regional and local producers and distributors, many of whom have greater resources than Cyanotech, and many of whom offer a greater variety of products. Our direct competition in the Spirulina market currently is from Dainippon Ink and Chemical Company's Earthrise facility in California and several large farms in China. To a lesser extent, we compete with numerous smaller farms in China, India, Thailand, Taiwan, Cuba and South Africa. Packaged consumer products marketed under our Nutrex brand also compete with products marketed by health food manufacturing customers of Cyanotech who purchase bulk Spirulina from us and package it for retail sales. A decision by another company to focus on Cyanotech's existing or target markets or a substantial increase in the overall supply of Spirulina could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that we will not experience competitive pressure, particularly with respect to pricing, that could materially and adversely affect us.

        Our natural astaxanthin product, NatuRose, competes directly with the synthetic astaxanthin products produced and marketed for the commercial feed and aquaculture industry worldwide by Hoffmann-LaRoche and BASF. During fiscal 2001, two additional producers, Archer Daniels Midland and Igene Biotechnology, Inc., entered the market with natural astaxanthin products derived from Phaffia yeast. Several other companies have announced plans to produce commercial quantities of natural astaxanthin but we believe that these companies are presently producing only small quantities for test purposes. Independent scientific studies have shown that the molecular structure of the astaxanthin derived from the Haematococcus microalgae more closely resembles the astaxanthin obtained by fish in the wild. However, there can be no assurance that our NatuRose product can successfully compete with synthetic astaxanthin, which could materially and adversely affect our business.

        Our human use astaxanthin product, BioAstin, was the first commercially available microalgae-based astaxanthin product in the United States. Presently, BioAstin competes in the United States with "Asta-Factor", a natural astaxanthin product produced and marketed by Aquasearch, Inc., and in Japan with "AstaReal" produced by Fuji Chemicals, as well as a variety of vitamins, dietary supplements and other antioxidant products available to consumers. In certain portions of the European market, BioAstin competes directly with "Astaxin", a microalgae-based natural astaxanthin product produced by AstaCarotene AB ("AstaCarotene") of Sweden. The nutritional products market is highly competitive. It includes international, national, regional and local producers and distributors, many of whom have greater resources than Cyanotech, and many of whom offer a greater variety of products.

CONCENTRATION OF PRODUCTION CAPACITY.

        All of our microalgae production capacity is located at our Kailua-Kona, Hawaii facility, on property leased from the State of Hawaii and which is situated on a 200-year-old lava flow adjacent to a dormant volcano. In the event that production at or transportation from such a facility were interrupted by fire, volcanic eruption, earthquake, tidal wave, hurricane, or other natural disaster, work stoppage, termination or suspension of our facility lease by the State of Hawaii for public use or similar purposes, other regulatory actions or any other cause, we would be unable to continue to produce our products at this facility. Such an interruption would materially and adversely affect our business, financial condition and results of operations.

RISKS OF MICROALGAE CULTIVATION; WE RELY ON CLIMATE CONDITIONS.

        Many unique compounds have been identified in microalgae. However, the efficient and cost effective commercial production of microalgae is elusive. Many microalgae culture systems over the last 20 years have failed. Microalgae produced for food supplements are typically cultivated and harvested outdoors. Production is significantly affected by climate, weather conditions and the chemical composition of the culture media. Without consistent sunlight, warm temperatures, low rainfall and proper chemical balance, microalgae will not grow quickly. Longer harvesting cycles mean decreased pond utilization and increased cost. Furthermore, microalgal growth requires a nutrient-rich environment. High nutrient levels in the ponds promote the growth of unwanted organisms, or "weeds," if the chemical composition of the ponds change from its required balance. If contamination occurs, a pond must be emptied, cleaned and refilled, a process that decreases pond utilization and increases production costs.

        Due to the importance of sunlight and consistent warm temperatures for microalgae growth, our production yield is significantly affected by weather patterns and seasonal weather changes. For example, we estimate that our culture ponds are up to approximately 20% less productive between the months of November and February due to fewer daylight hours and lower temperatures than during other months of the year. Any unseasonably cool or cloudy weather would adversely impact our production and could have a material adverse affect on our business, financial condition and results of operations.

WE ARE SUBJECT TO THE UNCERTAINTIES OF GOVERNMENT REGULATION.

        Our products, potential products, manufacturing and research activities are subject to regulation by a number of government authorities in the United States and in other countries, including the Food and Drug Administration ("FDA"), pursuant to the Federal Food, Drug and Cosmetic Act. The FDA regulates, to varying degrees and in different ways, dietary supplements, other food products, diagnostic medical devices and pharmaceutical products, including their manufacture, testing, exportation, labeling, and, in some cases, advertising.

        We are also subject to regulation with respect to labeling of products, importation of organisms, and occupational safety, among others. Such regulations and policies are subject to change and depend heavily on administrative policies and interpretations. We work with foreign distributors to ensure our compliance with foreign laws, regulations and policies. There can be no assurance, however, that changes with respect to federal, state and foreign laws, regulations and policies, and, particularly with respect to the FDA or other such regulatory bodies, with possible retroactive effect, will not have a material adverse effect on our business, financial condition and results of operations.

        The Federal Dietary Supplement Health and Education Act ("DSHEA") regulates the use and marketing of dietary supplements, including vitamin products. DSHEA also establishes Good Manufacturing Practices ("cGMP") requirements for dietary supplements. It also regulates the labeling of dietary supplements. We believe, though there can be no assurance, that Spirulina, marketed as a dietary supplement, is exempt from FDA regulation as a food additive.

        Our Spirulina manufacturing processes and our contract bottlers are required to adhere to cGMP as prescribed by the FDA. We believe that we are currently in compliance with all applicable cGMP and other food regulations but there can be no assurance that Cyanotech can continue to meet applicable FDA manufacturing requirements. The use of Spirulina as a food additive for seasoning on salads or pasta or for other food uses has not been cleared by the FDA. We currently market our product for these food uses on the basis of our belief that its use in these food applications is generally recognized as safe and therefore is not subject to FDA pre-market clearances as a food additive.

        Our natural astaxanthin product, NatuRose, has received clearance for use as a feed and food color additive in Japan and Canada, as a feed color additive in the United States, and has received organic registration for use in feed in New Zealand.

        Sales of our astaxanthin product, BioAstin, are regulated in the United States by the FDA and the DSHEA rules. Our BioAstin products received FDA market clearance in August 1999.

OUR INTELLECTUAL PROPERTY IS DIFFICULT TO PROTECT.

        We rely on a combination of trade secrets, contracts, and patent, copyright and trademark law protection to establish and protect the intellectual property rights that are so critical to our success. There can be no assurance that we will be able to protect our technology adequately or that competitors will not be able to develop similar technology independently. In addition, the laws of certain foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States. Litigation in the United States or abroad may be necessary to enforce our patent or other intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement. Such litigation, even if successful, could result in substantial costs and diversion of resources and could have a material adverse effect on our business, results of operations and financial condition. Additionally, if any such claims are asserted against us, we may seek to obtain a license under the third party's intellectual property rights. There can be no assurance, however, that a license would be available on terms acceptable or favorable to us, if at all.

OUR OFFICERS AND DIRECTORS HOLD A SUBSTANTIAL STOCK INTEREST.

        As of June 25, 2002, our executive officers and directors (nine persons) beneficially owned approximately 15% of our Common Stock, assuming the exercise of all outstanding stock options and warrants held by such individuals. As a result, these people by virtue of their positions and holdings are in a position to influence to a significant degree our direction and policies, the election of our Board of Directors and the outcome of other matters requiring stockholder approval.

SALES TO DISTRIBUTORS AND MANUFACTURERS AND INTERNATIONAL SALES ACCOUNT FOR A SUBSTANTIAL PORTION OF OUR REVENUES.

        The majority of our bulk Spirulina sales are to companies with their own Spirulina product lines. Some of these companies identify and promote Cyanotech's Hawaiian Spirulina in their products, others do not. We also sell directly to health food manufacturers. Consumer products are sold through distributors and brokers. Thus we are largely dependent on the efforts of third parties to reach the ultimate consumers of our products.

        In the years ended March 31, 2002 and 2001, international sales accounted for approximately 47% and 54%, respectively, of our net sales. Our business, financial condition and results of operations may be materially and adversely affected by any difficulties associated with managing accounts receivable from international customers, tariff regulations, imposition of governmental controls, political and economic instability or other trade restrictions. Although international sales in countries other than Japan are currently denominated in United States dollars, fluctuations in currency exchange rates could cause our products to become relatively more expensive to customers in the affected country, leading to a reduction in sales in that country. Sales made through our subsidiary, Cyanotech Japan YK, are transacted in Japanese Yen and are subject to fluctuations in currency exchange rates.

WE ARE SUBJECT TO PRODUCT LIABILITY RISKS.

        Use of our products in human consumption may expose us to liability claims, although we have not been subject to any such claims to date. We conduct regular quality assurance tests, but there can be no assurance that our products will not suffer contamination at our facilities or in the distribution channel, which could in turn cause injury to consumers. We do not believe that natural beta-carotene increases health risks. There has been one study released in January 1996, however, that indicated that among smokers and persons who worked with asbestos, users of synthetic beta-carotene had a higher incidence of death from lung cancer and heart disease. We maintain product liability insurance in limited amounts for products involving human consumption. There can be no assurance that our insurance will be adequate or will remain available to cover any liabilities arising from use of our products. A contamination problem, product liability claim or recall of products could have a material adverse effect on our business, financial condition and results of operations.

WE PAY NO DIVIDENDS ON OUR COMMON STOCK.

        We have never paid any cash dividends on our Common Stock and we do not anticipate paying cash dividends on the Common Stock in the foreseeable future. Any payment of dividends on our Common Stock will depend on our earnings, our financial condition, and other business and economic factors affecting us as determined by our Board of Directors.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders but we have agreed to bear all expenses of registration of the selling stockholders' shares under federal and state securities laws. See "Plan of Distribution."

SELLING STOCKHOLDERS

        The following table sets forth information, received through July 18, 2002, with respect to the number of shares of common stock that would have been owned beneficially by the selling stockholders prior to this offering if all their Debentures had been converted and they had exercised all of their Warrants. These are the shares to be registered and sold under this prospectus. The information is based on information provided by or on behalf of the selling stockholders. The selling stockholders and holders listed in any supplement to this prospectus, and any transferors, pledgees, donees or successors to these persons, may from time to time offer and sell, pursuant to this prospectus and any subsequent prospectus supplement, any and all of these shares. Any supplement to this prospectus may contain additional or varied information about the selling stockholders or such other holders, and the shares beneficially owned by each such person.

        The selling stockholders may offer all, some or none of the common stock listed below. Therefore, no estimate can be given as to the amount or percentage of the common stock that will be held by the selling stockholders upon termination of any of the sales. Also, the selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their Debentures, Warrants or underlying common stock since the date on which they provided the information to us.

        The shares offered by this prospectus may be offered from time to time by the selling stockholders named below:

SELLING STOCKHOLDER(1)	NUMBER OF SHARES OF COMMON STOCK INCLUDED IN OFFERING
Beneficial Owners of Debentures:
A. Raymond ABT Grantor Trust	20,000
Robert W. Allen	50,000
Alvin R. Bonnette Rev Trust	25,000
E.H. Arnold	75,000
Gary P. Arnold	100,000
Keith Becker	50,000
John Bertsch	30,000
Leonard C. Blade	10,000
Charles Brand	25,000
John C. Clifford	30,000
Delaware Charter Guarantee & Trust Trustee FBO: Edward Brody	10,000
Francis and Guerino Deluca	40,000
Steven J. Dennis	10,000
Lloyd B. Embry	15,000
Harry M. Farnham III and Cynthia G. Farnham	25,000
Dennis Fortin	50,000
Anthony J. Hegler	10,000
Jeffrey G. and Mary A. Hipp	15,000
Ronald Johnson	15,000
Howard Kalka	30,000
Marla and Larry Kaplan	10,000
Randall S. Knox	10,000
Gustave and Lydia Levonson	50,000
Donald B. and Jacqueline M. McCulloch	10,000
Louis G. Miller	30,000
Fred Ostad	10,000
Robert G. Paul	30,000
Sanford R. Penn	20,000
Louis Porga	10,000

Le Randle, Jr.	10,000
David Random	10,000
Shadow Capital LLC	50,000
Howard Smith	10,000
William C. Smith, Jr.	10,000
William C. Steele	10,000
Arthur D. and Marie E. Sterling	50,000
Taglich Brothers, Inc. FBO: Michael N. Taglich 401(k) Plan(2)	40,000
Taglich Brothers, Inc. FBO: Robert F. Taglich 401(k) Plan(2)	40,000
Susan E. Thorstenn	10,000
Richard A. Unverferth	20,000
Wafgal Limited	10,000
Thomas J. Waggoner	30,000
Robert C. Schroeder(2)	6,000
Douglas E. Hailey(2)	12,000
Michael N. Taglich(2)	35,000
Taglich Brothers, Inc.(2)	70,000

Total	1,238,000
Beneficial Owners of Warrants:(1)
Richard C. Oh(2)	3,000
Vincent Palmieri(2)	3,000
Gina Sciannameo(2)	500
Tere D'Silva(2)	500
Laura A. Conroy(2)	2,000
Luis Martins(2)	1,000
Michael C. Roesler(2)	1,000
William G. Ryon(2)	1,500
Francisco J. Clough(2)	1,000
Douglas E. Hailey(2)	24,400
Robert C. Schroeder(2)	8,800
Michael N. Taglich(2)	31,517

Robert F. Taglich(2)	21,017
A. Raymond ABT Grantor Trust	6,000
Robert W. Allen	15,000
Alvin R. Bonnette Rev Trust	7,500
E.H. Arnold	22,500
Gary P. Arnold	30,000
Keith Becker	15,000
John Bertsch	9,000
Leonard C. Blade	3,000
Charles Brand	7,500
John C. Clifford	9,000
Delaware Charter Guarantee & Trust Trustee FBO: Edward Brody	3,000
Francis and Guerino Deluca	12,000
Steven J. Dennis	3,000
Lloyd B. Embry	4,500
Harry M. Farnham III and Cynthia G. Farnham	7,500
Dennis Fortin	15,000
Anthony J. Hegler	3,000
Jeffrey G. and Mary A. Hipp	4,500
Ronald Johnson	4,500
Howard Kalka	9,000
Marla and Larry Kaplan	3,000
Randall S. Knox	3,000
Gustave and Lydia Levonson	15,000
Donald B. and Jacqueline M. McCulloch	3,000
Louis G. Miller	9,000
Fred Ostad	3,000
Robert G. Paul	9,000
Sanford R. Penn	6,000
Louis Porga	3,000
Le Randle, Jr.	3,000
David Random	3,000

Shadow Capital LLC	15,000
Howard Smith	3,000
William C. Smith, Jr.	3,000
William C. Steele	3,000
Arthur D. and Marie E. Sterling	15,000
Taglich Brothers, Inc. FBO: Michael N. Taglich 401(k) Plan(2)	12,000
Taglich Brothers, Inc. FBO: Robert F. Taglich 401(k) Plan(2)	12,000
Susan E. Thorstenn	3,000
Richard A. Unverferth	6,000
Wafgal Limited	3,000
Thomas J. Waggoner	9,000
Taglich Brothers, Inc.(2)	21,000

Total	454,734

(1)
None of the selling stockholders beneficially owned any other shares of our Common Stock prior to this offering.

(2)
None of the selling stockholders has had a material relationship with us within the past three years, except for these holders who are all affiliates of Taglich Brothers, Inc., the broker-dealer which acted as Placement Agent for the Debentures and which received the Warrants as part of its compensation for such services.

PLAN OF DISTRIBUTION

        This prospectus relates to the offer and sale from time to time by the selling stockholders of up to 1,692,734 shares of our common stock. The selling stockholders will act independently of us in deciding to sell their shares. We will not receive any proceeds when the selling stockholders sell their shares.

        Shares of our common stock covered by this prospectus and any prospectus supplement may be offered and sold from time to time by the selling stockholders in one or more transactions. The selling stockholders, including their transferees, pledgees or donees or their successors, may sell or dispose of the shares being offered here in various ways:

  •
  on NASDAQ Market through broker-dealers;

  •
  in negotiated private transactions or otherwise, including an underwritten offering;

  •
  by pledge or by grant of a security interest in the shares to secure debts and other obligations;

  •
  through the distribution of the shares by a selling stockholder to his, her or its partners, members or stockholders; or

  •
  in a combination of any of the above transactions.

        In connection with the sale of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or other financial institutions may in turn engage in short sales of the common stock and deliver these securities to close out these short positions. They also may lend or pledge the common stock to broker-dealers that in turn may sell these securities.

        The selling stockholders may sell their shares by block trade or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of the common stock to be made directly or through agents.

        The selling stockholders may sell their shares directly to purchasers or may use underwriters, broker-dealers or agents to sell their shares. Underwriters, broker-dealers or agents who sell the shares may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders or they may receive compensation from purchasers of the shares for whom they acted as agents or to whom they sold the shares as principal, or both. The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of their common stock may be deemed to be "underwriters" within the meaning of the Securities Act. Any discounts, commissions, concessions or profits received by these underwriters, broker-dealers or agents or agents on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of the Securities Act, will be subject to the prospectus delivery requirements of the Securities Act.

        We will pay all fees and expenses incurred in connection with preparing and filing this prospectus and any prospectus supplement and the registration statement and any amendments to those documents. The selling stockholders will pay any brokerage commissions and similar selling expenses.

        We have agreed to keep the registration statement, of which this prospectus and any subsequent prospectus supplements constitute a part, effective for three years from its effective date or until all of the common stock covered by this registration statement has been sold, whichever occurs first. We cannot assure that the selling stockholders will sell all or any of the shares of common stock offered here.

        Under the registration rights agreement with the selling stockholders, we have agreed to indemnify the selling stockholders, and the selling stockholders have agreed to indemnify us, and each of us has agreed to indemnify other persons named or described in the registration rights agreement, in each case against various liabilities, including some liabilities arising under the Securities Act of 1933, as amended, in connection with the offer and sale of the common stock sold hereunder by the selling stockholders. These indemnification obligations of ours and the selling stockholders generally include obligations to indemnify any underwriter that participates in the offering or sale of the common stock by the selling stockholders and any person who controls each underwriter.

        Under the securities laws of certain states, the securities may be sold in such states only through registered or licensed brokers or dealers.

LEGAL MATTERS

        The validity of the common stock offered under this prospectus will be passed upon by Woodburn and Wedge, Reno, Nevada.

EXPERTS

        The consolidated financial statements and schedule of Cyanotech Corporation and subsidiaries as of March 31, 2002 and 2001, and for each of the years in the three years ended March 31, 2002, have been incorporated by reference in this registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The audit report covering the March 31, 2002 consolidated financial statements contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has limited sources of additional liquidity to enable it to sufficiently liquidate its debts, including convertible debentures of $1,238,000 due on October 31, 2002, as they become due, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is part of a registration statement on Form S-3 that we filed with the Commission. Some information in the registration statement has been omitted from this prospectus in accordance with the rules of the Commission. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and accordingly, file reports, proxy and information statements and other information with the Securities and Exchange Commission. You may read and copy all or any portion of the registration statement as well as the reports, proxy and information statements and other information that we have filed with the Commission at the Commission's public reference rooms maintained at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048, and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings with the Commission are also available to you on the Commission's Internet site (http://www.sec.gov). Our common stock is currently quoted on The NASDAQ National Market under the symbol "CYAN". Reports, proxy and information statements and other information concerning us may also be inspected at The NASDAQ Stock Market at 1735 K Street, NW, Washington, D.C. 20006.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The Commission allows us to incorporate by reference certain of our publicly filed documents into this prospectus, and such information is considered part of this prospectus. Information that we file with the Commission after the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 (except for any reports of our Compensation and Stock Option Committee included therein) or 15(d) of the Exchange Act until the selling stockholders have sold all the shares of common stock described in this prospectus or until we have de-registered any remaining unsold shares.

        The following documents filed with the Commission (File No. 0-146-02) are incorporated by reference in this prospectus:

  (1)
  Our Annual Report on Form 10-K for the year ended March 31, 2002;

  (2)
  Our Proxy Statement, filed with the Commission on July 1, 2002 (except for the Compensation and Stock Option Committee Report included therein); and

  (3)
  The description of our common stock set forth in our Registration Statement on Form 8-A, including any subsequent amendment or report filed for the purpose of updating that description.

        The report of KPMG LLP on the consolidated balance sheets of Cyanotech Corporation and subsidiaries as of March 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for each of the years in the three-year period ended March 31, 2002 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has limited sources of additional liquidity to enable it to sufficiently liquidate its debts, including convertible debentures of $1,238,000 due on October 31, 2002, as they become due, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

        We will furnish to you, without charge, on your written or oral request, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents. You should direct any requests for documents to Secretary, Cyanotech Corporation, 73-4460 Queen Kaahumanu Highway, Suite 102, Kailua-Kona, Hawaii 96740, telephone: (808) 326-1353.

INDEMNIFICATION

        The Nevada Private Corporation Law (NPCL) and our Restated Articles of Incorporation and Bylaws provide that we may indemnify our officers, directors and persons that control us from liability in circumstances that may include those under the Securities Act.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the indemnification provision noted above, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14: Other Expenses of Issuance and Distribution

        The following table sets forth the cost and expenses payable by the registrant in connection with the sale of the securities being registered. The registrant will bear no expenses in connection with any sale or other distribution by the selling stockholders of the shares being registered other than the expenses of preparation and distribution of this registration statement and the prospectus included in this registration statement. Such expenses are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee and the NASDAQ National Market Additional Listing Fee.

SEC registration fee	$44
NASDAQ National Market Listing fee	$16,927
Legal Fees and Expenses	$4,000
Accounting Fees and Expenses	$6,000
Miscellaneous expenses	$5,000

Total	$31,971

Item 15. Indemnification of Directors and Officers

        The Nevada Private Corporation Law ("NPCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party, by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to (x) any action or suit by or in the right of the corporation against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred, in connection with the defense or settlement believed to be in, or not opposed to, the best interests of the corporation, except that indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation and (y) any other action or suit or proceeding against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred, if he or she acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, reasonable cause to believe his or her conduct was unlawful. To the extent that a director, officer, employee or agent has been "successful on the merits or otherwise" the corporation must indemnify such person. The articles of incorporation or bylaws may provide that the expenses of officers and directors incurred in defending any such action must be paid as incurred and in advance of the final disposition of such action. The NPCL also permits us to purchase and maintain insurance on behalf of our directors and officers against any liability arising out of their status as such, whether or not we would have the power to indemnify him against such liability. These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act.

        Our Bylaws provide that we shall, to the fullest extent permitted by applicable law, indemnify any of our directors or officers in connection with certain actions, suits or proceedings, against, expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred. We are also required to pay any expenses incurred by a director or officer in defending such an action, in advance of the final disposition of such action. Our Bylaws further provide that, by resolution of the Board of Directors, such benefits may be extended to employees, agents or other representatives of us.

        The NPCL generally provides that a director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that: (a) His act or failure to act constituted a breach of his fiduciary duties as a director or officer; and (b) His breach of those duties involved intentional misconduct, fraud or a knowing violation of law. Our Restated Articles of Incorporation include a provision eliminating the personal liability of directors for breach of fiduciary duty except that such provision will not eliminate or limit any liability which may not be so eliminated or limited under applicable law.

        Under the terms of the registration rights agreement with the selling stockholders, they and registrant have agreed to indemnify each other under certain circumstances.

Item 16. Exhibits.

Exhibit Number	Exhibit
5.1	Opinion of Woodburn and Wedge
23.1	Consent of KPMG LLP, Independent Auditors
23.2	Consent of Woodburn and Wedge (see Exhibit 5.1)
24.1	Powers of Attorney (included on page II-4)

Item 17. Undertakings

1.
We hereby undertake:

(a)
To file, during the period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that subparagraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment to those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (b)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.
The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

4.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Kailua-Kona, Hawaii, on August 5, 2002.

CYANOTECH CORPORATION
By:	/s/ GERALD R. CYSEWSKI Gerald R. Cysewski Chief Executive Officer, President and Chairman of the Board

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints each of Ronald P. Scott and Gerald R. Cysewski, with the power of substitution, his attorney-in-fact, to sign any documents relating to this Registration Statement, including all amendments to this Registration Statement (including post-effective amendments), and to file same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or their substitutes, may do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	CAPACITY	DATE

/s/ GERALD R. CYSEWSKI Gerald R. Cysewski	Chairman of the Board, President and Chief Executive Officer, Director	July 25, 2002
/s/ RONALD P. SCOTT Ronald P. Scott	Executive Vice President, Finance and Administration, Chief Financial Officer and Chief Accounting Officer, Director	July 25, 2002
/s/ ERIC H. REICHL Eric H. Reichl	Director	July 20, 2002
/s/ DAVID I. ROSENTHAL David I. Rosenthal	Director	July 22, 2002
/s/ JOHN T. WALDRON John T. Waldron	Director	July 25, 2002
/s/ PAUL C. YUEN Paul C. Yuen	Director	July 19, 2002

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
5.1	Opinion of Woodburn & Wedge
23.1	Consent of KPMG LLP, Independent Auditors
23.2	Consent of Woodburn & Wedge (see Exhibit 5.1)
24.1	Power of Attorney (included on page II-4)

QuickLinks

CYANOTECH CORPORATION 1,692,734 SHARES OF COMMON STOCK
TABLE OF CONTENTS
FORWARD-LOOKING STATEMENTS
THE COMPANY
RISK FACTORS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
INDEMNIFICATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14: Other Expenses of Issuance and Distribution
  Item 15. Indemnification of Directors and Officers
  Item 16. Exhibits.
  Item 17. Undertakings
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX